EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 31, 2008, with respect to the consolidated financial statements of Centex Home Services Company, LLC and Subsidiaries included in the Form 8-K dated April 9, 2008 in the Registration Statement (dated April 18, 2008) of Rollins, Inc. pertaining to the 2008 Stock Incentive Plan of Rollins, Inc.

/s/Ernst & Young LLP

Dallas, Texas

April 17, 2008